AMENDED AND RESTATED DEALER MANAGER AGREEMENT

COTTONWOOD COMMUNITIES, INC.
6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121

October 15, 2019

Orchard Securities, LLC
365 Garden Grove Lane, Suite 100
Pleasant Grove, Utah 84062

Re:    Dealer Manager Agreement

Ladies and Gentlemen:

This Amended and Restated Dealer Manager Agreement (this “Agreement”) amends, restates and replaces in full, effective as of the date hereof, that certain Dealer Manager Agreement dated August 13, 2018 between Cottonwood Communities, Inc., a Maryland corporation (the “Company”), Cottonwood Communities Management, LLC, a Delaware limited liability company (“Cottonwood Management”) and Orchard Securities, LLC (the “Dealer Manager”), as amended by the First Amendment to Dealer Manager Agreement, dated as of March 1, 2019 (as amended, the “Original Dealer Manager Agreement”), and as the rights, obligations and interests of Cottonwood Management in the Original Dealer Manager Agreement have been assigned to CC Advisors III, LLC (the “Advisor”), pursuant to that certain Assignment of Advisory Services Contracts, effective as of March 1, 2019. This Agreement confirms and comprises the agreement among the Company, the Advisor and the Dealer Manager regarding the offering and sale to the public (the “Offering”) by the Company of up to $750,000,000 in Class A shares and Class T shares of common stock of the Company (the “Shares”), pursuant to a primary offering (the “Primary Offering”) and the Company’s distribution reinvestment plan (the “DRP”). For the avoidance of doubt, nothing in this Agreement shall modify or terminate any obligations or duties of the parties to the Original Dealer Manager Agreement contained in the Original Dealer Manager Agreement with respect to the performance of such agreement through the date hereof, which obligations shall remain in full force and effect pursuant to the terms of the Original Dealer Manager Agreement.
1.Appointment of the Dealer Manager.
1.1    On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, the Dealer Manager is hereby appointed and agrees to sell the Shares in the Offering on an “best-efforts” basis during the Offering Period (as defined in Section 1.2 below). The Dealer Manager is authorized to enlist other members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) acceptable to the Company (the “Selling Group Members”) to sell the Shares.
1.2    It is understood that no sale of the Shares shall be regarded as effective unless and until accepted by the Company. The Company reserves the right in its sole discretion to accept or reject any subscription for the Shares in whole or in part. Subscriptions will be submitted by Dealer Manager and each Selling Group Member to the Company on a subscription agreement in the form filed as an appendix to the Prospectus (“Subscription Agreement”). The Company shall have a period of 30 days after receipt of the Subscription Agreement to accept or reject the Subscription Agreement. Any proposed subscription for the

Shares not accepted within such 30 day period shall be deemed rejected. The “Offering Period” shall mean that period during which Shares may be offered for sale, commencing on the Effective Date of the Registration Statement (defined in Section 2.2 below) (but in no event prior to the Effective Date of the Registration Statement), during which period offers and sales of the Shares shall occur continuously in the jurisdictions in which the Shares are registered or qualified or exempt from registration (as confirmed in writing by the Company to the Dealer Manager) unless and until the Offering is terminated, provided that the Dealer Manager and the Selling Group Members will suspend or terminate offering Shares upon request of the Company at any time and will resume offering Shares upon subsequent request of the Company. The Offering Period shall in all events terminate upon the sale of all of the Shares. Upon termination of the Offering Period, the Dealer Manager’s agency and this Agreement shall terminate without obligation on the part of the Dealer Manager or the Company except as set forth in this Agreement.
1.3     Subject to the performance by the Company of all the obligations to be performed hereunder, and to the completeness and accuracy of all the representations and warranties contained herein, the Dealer Manager hereby accepts such agency and agrees on the terms and conditions herein set forth to use its best efforts during the Offering Period to find subscribers that meet the financial qualification and suitability standards set forth in the Prospectus as amended and supplemented (the “Subscribers”) for the Shares.
1.4    The Shares will be offered at the prices set forth in the Prospectus. The Advisor will pay all amounts due to the Dealer Manager pursuant to Section 7 of this Agreement and will be obligated to pay all organization and offering expenses of the Company in connection with the Offering.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Dealer Manager that:
2.1    The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, has all requisite power and authority to enter into this Agreement and has all requisite power and authority to conduct its business as described in the Prospectus.
2.2    The Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement (Registration No. 333-215272) that has become effective for the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the SEC promulgated thereunder. Copies of such registration statement as initially filed and each amendment thereto have been or will be delivered to the Dealer Manager. The registration statement and the prospectus contained therein, as finally amended at the effective date of the registration statement (the “Effective Date”), are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Company files a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act, or if the Company files a post-effective amendment to the Registration Statement, the term “Prospectus” includes the prospectus filed pursuant to Rule 424(b) or the prospectus included in such post-effective amendment. The term “Preliminary Prospectus” as used herein shall mean a preliminary prospectus related to the Shares as contemplated by Rule 430 or Rule 430A of the rules and regulations of the SEC promulgated under the Securities Act included at any time as part of the registration statement. If one or more additional registration statements are filed by the Company and become effective with respect to shares of the Company’s common stock to be sold pursuant to the DRP, the terms “Registration Statement” and “Prospectus” shall refer, with respect to such DRP shares, to each such registration statement and prospectus contained therein from and after the date of effectiveness of each such registration statement, as each such registration statement and prospectus may be amended or supplemented from time to time.

2.3    No defaults exist in the due performance or observance of any material obligation, term, covenant or condition of any agreement or instrument to which the Company is a party or by which it is bound.
2.4    On the Effective Date, the Registration Statement did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. On the date of the Prospectus, as amended or supplemented, as applicable, the Prospectus did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything contained herein to the contrary, the Company’s representations in this Section 2.4 will not extend to such statements contained in or omitted from the Registration Statement or the Prospectus, as amended or supplemented, that are primarily within the knowledge of the Dealer Manager or any of the Selling Group Members and are based upon information furnished by the Dealer Manager in writing to the Company specifically for inclusion therein.
2.5    No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act and the rules and regulations promulgated thereunder, FINRA or applicable state securities laws.
2.6    At the time of the issuance of the Shares, the Shares will have been duly authorized and, when issued and sold as contemplated by the Prospectus and the Company’s charter, as amended and supplemented, and upon payment therefor as provided in the Prospectus and this Agreement, will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.
2.7    The Company intends to apply the net proceeds from the Offering received by it in the manner set forth in the Prospectus.
The representations and warranties made in this Section 2 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties become untrue, the Company will immediately notify the Dealer Manager in writing of the fact which makes the representation or warranty untrue.
3.    Covenants of the Company. The Company agrees that:
3.1    The Company will deliver to the Dealer Manager such numbers of copies of the Registration Statement and Prospectus, with all amendments, supplements and exhibits thereto, as the Dealer Manager may reasonably request for the purposes contemplated by federal and applicable state securities laws. The Company also will deliver to the Dealer Manager such number of copies of any printed sales literature or other materials authorized by the Company to be used in the Offering (“Authorized Sales Materials”) as the Dealer Manager may reasonably request in connection with the Offering.
3.2    Subject to the Dealer Manager’s actions and the actions of others in connection with the Offering, the Company will comply with all requirements imposed upon it by the Securities Act, the rules and regulations of the SEC promulgated thereunder, and by all applicable state securities laws and regulations of those states in which an exemption has been obtained or qualification of the Shares has been effected, including timely filing a Prospectus with such state securities regulators when required, to permit the continuance of offers and sales of the Shares, in accordance with the provisions of this Agreement and in the Prospectus, and will amend or supplement the Prospectus (including filing such amendment or supplement with the SEC) in order to make the Prospectus comply with the requirements of federal and applicable state securities laws and regulations.
3.3    If at any time when a Prospectus is required to be delivered under the Securities Act and the rules and regulations promulgated thereunder, any event occurs as a result of which the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which it was made, omit to state any material fact necessary to make the statements therein not misleading, the Company will notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager), effect the preparation of an amended or supplemented Prospectus which will correct such statement or omission, and deliver to the Dealer Manager as many copies of such amended or supplemented Prospectus as the Dealer Manager may reasonably request.
3.4    Upon request, the Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any SEC qualification and/or state law blue sky filing.
3.5    The Company will: (i) file every amendment and supplement to the Registration Statement that may be required by the SEC and (ii) if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, it will promptly notify the Dealer Manager.
3.6    The Company will disclose a per share estimated value of the Shares and related information in accordance with the applicable requirements of FINRA Rule 2310(b)(5). The Company will provide a copy of the forgoing information to the Dealer Manager simultaneously with the distribution of such information to the Shareholders.
4.    Duties and Obligations of the Dealer Manager.
4.1    The Dealer Manager will serve in a “best-efforts” capacity in the offering, sale and distribution of the Shares. The Dealer Manager may offer the Shares as an agent, but all sales shall be made by the Company, acting through the Dealer Manager as an agent, and not by the Dealer Manager as a principal. The Dealer Manager shall have no authority to appoint any person or other entity as an agent or sub-agent of the Dealer Manager or the Company, except to appoint Selling Group Members acceptable to the Company in its sole discretion. It is acknowledged that the Company may enter into selling agreements with non-commissioned registered investment advisors and, to the extent reasonably practicable, the Dealer Manager shall assist the Company and the registered investment advisors in completing any sales through the registered investment advisor.
4.2    The Dealer Manager shall not execute any transaction in which a Subscriber invests in the Shares in a discretionary account without prior written approval of the transaction by the Subscriber.
4.3    The Dealer Manager will comply in all respects with the subscription procedures and plan of distribution set forth in the Prospectus.
4.4    The Dealer Manager shall complete all steps necessary to permit the Dealer Manager to perform its obligations under this Agreement pursuant to exemptions available under applicable federal law and applicable state laws. The Dealer Manager shall conduct all of its solicitation and sales efforts in conformity with applicable federal and state securities laws.
4.5    The Dealer Manager will immediately bring to the attention of the Company any circumstance or fact which causes the Dealer Manager to believe the Registration Statement, or any other

Authorized Sales Materials distributed pursuant to the Offering, or any information supplied by prospective Subscribers in their subscription materials, may be inaccurate or misleading.
4.6    The Dealer Manager will terminate the Offering upon request of the Company at any time.
4.7    The Dealer Manager shall enter into a Soliciting Dealer Agreement substantially in the form attached hereto as Exhibit A with each Selling Group Member, and shall not materially modify, amend or supplement the terms of the Soliciting Dealer Agreement without the prior written consent of the Company.
4.8    The Dealer Manager is required to provide, or require the Selling Group Member to provide, each prospective Investor with a copy of the final Prospectus and any exhibits and appendices thereto.
4.9    The Dealer Manager shall submit to FINRA (no later than one business day after filing with or submitting to the SEC or any state securities commission or other regulatory authority) a copy of the documents to be filed pursuant to FINRA Rule 5110(b)(5) and the information specified in FINRA Rule 5110(b)(6); provided, however, any documents that are filed with the SEC through the SEC’s EDGAR System that are referenced in FINRA’s electronic filing system shall be treated as filed with FINRA, and provided, further, that the Company will provide a copy of any such documents to you in advance of its public distribution. No sales of Shares shall commence unless such documents and information have been filed with and reviewed by FINRA and FINRA has provided an opinion that it has no objections to the proposed underwriting and other terms and arrangements.
4.10    To the extent the Dealer Manager retains any offering documents or Subscription Agreements in electronic form, the Dealer Manager will store such electronic offering documents and Subscription Agreements in a non-rewriteable and non-erasable format.
4.11    The Dealer Manager will take prompt action in the event of a security breach to (i) identify and locate the breach, (ii) secure the affected information, (iii) suspend the use of the particular device or technology that has been compromised until information security has been restored and (iv) provide notice of the security breach to any investor whose confidential personal information has been improperly accessed in connection with the security breach. Compliance with this item after the discovery of a security breach or any other breach of personal information shall not substitute or in any way affect other requirements or obligations, including notification, imposed on the Dealer Manager pursuant to applicable laws, regulations, or standards.
5.    Representations and Warranties of the Dealer Manager. The Dealer Manager represents and warrants to the Company that:
5.1    The Dealer Manager is a duly organized Utah limited liability company.
5.2    This Agreement, when executed by the Dealer Manager, will have been duly authorized and will be a valid and binding agreement of the Dealer Manager, enforceable in accordance with its terms.
5.3    The consummation of the transactions contemplated herein and those contemplated by the Prospectus will not result in a breach or violation of any order, rule or regulation directed to the Dealer Manager by any court or any federal or state regulatory body or administrative agency having jurisdiction over the Dealer Manager or its affiliates.

5.4    The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member in good standing of FINRA, and a broker or dealer duly registered as such in any state where offers are made by the Dealer Manager. The Dealer Manager will comply with all applicable laws, regulations and requirements of the Securities Act, the Exchange Act, applicable state law and FINRA. The Dealer Manager and its employees and representatives involved in this Offering have all required licenses, registrations and permits.
5.5    The Dealer Manager has reasonable grounds to believe, based on information made available to it by the Company, that all material facts are adequately and accurately disclosed in the Prospectus and provide an adequate basis for evaluating an investment in the Shares.
5.6    This Agreement, or any supplement or amendment hereto, may be filed by the Company with the SEC, and may be filed with, and may be subject to the approval of, any applicable federal and applicable state securities regulatory agencies, if required.
5.7    No agreement will be made by the Dealer Manager with any person permitting the resale, repurchase or distribution of the Shares purchased by such person.
5.8    The Dealer Manager’s acceptance of this Agreement constitutes a representation to the Company that the Dealer Manager has established and implemented anti-money-laundering compliance programs, in accordance with FINRA Rule 3310 and Section 352 of the Money Laundering Abatement Act and Section 326 of the Patriot Act of 2001, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of the Shares.
5.9    In the event the Dealer Manager becomes a Selling Group Member, the Dealer Manager shall comply with all requirements of the Selling Group Members as set forth in the Soliciting Dealer Agreement.
5.10    The Dealer Manager represents and warrants to the Company and each person that signs the Registration Statement that all information furnished or to be furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any Preliminary Prospectus or the Prospectus, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
The representations and warranties made in this Section 5 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties become untrue, the Dealer Manager will immediately notify the Company in writing of the fact which makes the representation or warranty untrue.
6.    Covenants of the Dealer Manager.
6.1    In connection with the Dealer Manager’s participation in the offer and sale of Shares (including, without limitation, any resales and transfers of Shares), the Dealer Manager will comply, and in its agreements with Selling Group Members will require that the Selling Group Members comply, with all requirements and obligations imposed upon any of them by (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, including the obligation to deliver a copy of the Prospectus as amended or supplemented; (b) all applicable state securities laws and regulations as from time to time in effect; (c) the applicable rules of FINRA, including, but not in any way limited to, FINRA Rule 2121, FINRA Rule 2310 and FINRA Rule 5141; (d) all applicable rules and regulations relating to the suitability of the investors, including, without limitation, the provisions of Articles III.C and III.E of the Statement of Policy regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (“NASAA Guidelines”); (e) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer Manager pursuant to this Agreement; and (f) this Agreement and the Prospectus as amended and supplemented.
6.2    The Dealer Manager will not offer the Shares, and in its agreements with Selling Group Members will require that the Selling Group Members not offer Shares, in any jurisdiction unless and until (a) the Dealer Manager has been advised by the Company in writing that the Shares are either registered in accordance with, or exempt from, the securities laws of such jurisdiction and (b) the Dealer Manager and any Selling Group Member offering Shares in such jurisdiction have all required licenses and registrations to offer Shares in that jurisdiction.
6.3    The Dealer Manager will make, and in its agreements with Selling Group Members will require that Selling Group Members make, no representations concerning the Offering except as set forth in the Prospectus as amended and supplemented and in the Authorized Sales Materials.
6.4    The Dealer Manager will offer Shares, and in its agreements with Selling Group Members will require that the Selling Group Members offer Shares, only to persons who meet the financial qualification and suitability standards set forth in the Prospectus as amended and supplemented or in any suitability letter or memorandum sent to the Dealer Manager by the Company. The Dealer Manager shall maintain, or in its agreements with Selling Group Members shall require the Selling Group Members to maintain, for at least six years following the termination of the Offering, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the DRP).
6.5    Except for Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales material in connection with the Offering and the Dealer Manager agrees not to use any such material that has not been authorized by the Company. The Dealer Manager further agrees (a) not to deliver any Authorized Sales Materials to any person unless it is accompanied or preceded by the Prospectus as amended and supplemented, (b) not to show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (c) not to show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.
6.6    The Dealer Manager will provide the Company with such information relating to the offer and sale of the Shares by it as the Company may from time to time reasonably request or as may be requested to enable the Company to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws.
6.7    The Dealer Manager shall file all Authorized Sales Materials with FINRA, and shall provide written notice of (i) any comments on such Authorized Sales Materials provided by FINRA, and (ii) confirmation that FINRA has no objection to such Authorized Sales Materials.
6.8    The Dealer Manager will permit a Selling Group Members to participate in the Offering only if such Selling Group Members is a member of FINRA.

7.    Compensation. Subject to the limitations in this section, Section 9 and as provided in the “Plan of Distribution” section of the Prospectus, as compensation for services rendered by the Dealer Manager under this Agreement, the Dealer Manager will be entitled to receive from the Advisor, as appropriate:
7.1    A selling commission up to 6.0% of the purchase price of the Class A shares sold by the Dealer Manager in the Primary Offering (“Class A Primary Sales”), and up to 3.0% of the purchase price of the Class T shares sold by the Dealer Manager in the Primary Offering (the “Class T Primary Sales” and, together with the Class A Primary Sales, the “Primary Sales”), which it will re-allow to the Selling Group Members; provided, however, that this amount will be reduced to the extent a lower commission rate is negotiated with a Selling Group Member and the commission rate will be the lower agreed upon rate.
7.2    A dealer manager fee in an amount up to 3.0% of the purchase price of the Primary Sales; provided, however, that this fee will be reduced to the extent a lower dealer manager fee is negotiated with a Selling Group Member, and, to the extent that other fees and expenses paid out of the dealer manager fee, as discussed below, are reduced from the maximum contemplated below, the dealer manager fee will be reduced to reflect the lower agreed upon amounts. From such dealer manager fee, the Dealer Manager will pay a wholesaler fee in an amount up to 1.35% of the purchase price of the Primary Sales, all of which will be re-allowed to certain wholesalers, some of which are internal to the Company and its affiliates. Further, from such dealer manager fee, the Dealer Manager will reallow 1.0% of the purchase price of the Primary Sales to the Selling Group Members as a non-accountable marketing and due diligence allowance (“Marketing Allowance”). Notwithstanding the foregoing, to the extent a Soliciting Dealer Agreement provides for a higher Marketing Allowance, such higher Marketing Allowance will be reallowed by the Dealer Manager to such Selling Group Member; provided, however, that the Marketing Allowance provided in any Selling Group Member’s Soliciting Dealer Agreement shall not exceed 1.25% of the purchase price of the Primary Sales by such Selling Group Member. Further notwithstanding the foregoing, if a Primary Sale is made by a registered investment advisor that is unaffiliated with a Selling Group Member, then no Marketing Allowance will be reallowed to any Selling Group Member and, in lieu of such Marketing Allowance, the Dealer Manager shall reallow 0.50% of the purchase price of such Primary Sales to certain wholesalers as directed by the Company, some of which are internal to the Company and its affiliates.
7.3    Subject to Section 7.4 below, a deferred selling commission with respect to Class T Primary Sales (the “Deferred Selling Commission”) equal to 1.0% per annum of the per share estimated value of the Class T Primary Sales. The Deferred Selling Commission will accrue daily based on the number of outstanding Class T Primary Sales. The Advisor will pay the Deferred Selling Commission to the Dealer Manager monthly in arrears. The Dealer Manager will reallow all of the Deferred Selling Commission to any Dealers who sold the Class T shares giving rise to a portion of such Deferred Selling Commission to the extent the Soliciting Dealer Agreement with such Dealer provides for such a reallowance; provided, however, that upon the date when the Dealer Manager is notified that the Dealer who sold the Class T shares giving rise to a portion of the Deferred Selling Commission is no longer the broker-dealer of record with respect to such Class T shares, then such Dealer’s entitlement to the portion of the Deferred Selling Commission related to such Class T shares shall cease, and beginning on such date, such portion of the Deferred Selling Commission may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class T shares, if any such broker-dealer of record has been designated (the “Servicing Dealer”) to the extent such Servicing Dealer has entered into a Soliciting Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”) and such Soliciting Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance. The Dealer Manager may also reallow some or all of the Deferred Selling Commission to other broker-dealers who provide services with respect to the Shares who shall be considered additional Servicing Dealers pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance, all in accordance with the terms of such Servicing Agreement. Notwithstanding the foregoing, the Dealer Manager will rebate the

Deferred Selling Commission with respect to sales of Class T shares to the Advisor to the extent a Dealer or Servicing Dealer is not eligible to receive such Deferred Selling Commission.
7.4    The Dealer Manager will cease receiving the Deferred Selling Commission with respect to individual Class T shares when they are no longer outstanding, including as a result of conversion to Class A shares and redemption and repurchase. Each Class T share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class A shares at the conversion rate set forth in the Prospectus on the earliest of (a) a listing of the Class A shares on a national securities exchange, (b) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets and (c) the last calendar day of the month in which the Company and the Dealer Manager, in conjunction with the Company’s transfer agent, determines that the total Deferred Selling Commissions paid with respect to the Class T shares held by such stockholder within such account equals or exceeds three percent of the aggregate purchase price of Class T shares held by such stockholder within such account and purchased in the primary offering (i.e., excluding Class T shares sold pursuant to the Company’s distribution reinvestment plan). In addition, after termination of the primary portion of the Offering, the Advisor will cease paying the Deferred Selling Commissions with respect to each Class T share sold in the primary portion of that Offering, on the date when, the Company, with the assistance of the Dealer Manager, determines that all underwriting compensation paid or incurred in connection with such Offering from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all Primary Shares sold for the Company’s account in such Offering. Further, each such Class T share will automatically and without any action on the part of the holder thereof convert into a Class A share at the last calendar day of the month in which such determination is made.
7.5    The terms of any reallowance of selling commissions, dealer manager fees and the Deferred Selling Commission shall be set forth in the Soliciting Dealer Agreement or Servicing Agreement entered into with the Dealers or Servicing Dealers, as applicable.
7.6    The Dealer Manager may also sell the Shares as a Selling Group Member, thereby becoming entitled to selling commissions.
No selling commissions, dealer manager fees or Deferred Selling Commissions shall be payable on Shares sold pursuant to the DRP. No Deferred Selling Commissions shall be payable on Class A shares.
Notwithstanding the above, if a sale of Class A shares has been made by a registered investment advisor, the Dealer Manager will only be entitled to receive the dealer manager fee set forth in Section 7.2 and shall not be entitled to receive the selling commissions described in Section 7.1 or 7.6, except as otherwise provided in the “Plan of Distribution” section of the Prospectus.
Notwithstanding anything herein to the contrary, in no event shall total aggregate underwriting compensation payable to the Dealer Manager and any Selling Group Members participating in the Offering, including but not limited to selling commissions, dealer manager fees and Deferred Selling Commissions, exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering in the aggregate.
The Dealer Manager acknowledges that the Company shall have no obligation, liability or responsibility whatsoever to pay any selling commissions, dealer manager fees, Deferred Selling Commissions, wholesaler fees, allowances, payments or amounts whatsoever in connection with the sale of Shares, either to the Dealer Manager or to the Selling Group Members. The Dealer Manager shall not bring any action, suit or other proceeding against the Company or any of its assets with respect to any such amounts in connection with the sale of Shares, including without limitation, any proceedings claiming nonpayment of such amounts by the Advisor. Further, the Advisor will not be liable or responsible to any Selling Group

Member for direct payment of commissions, dealer manager fees, Deferred Selling Commissions, wholesaler fees, allowances or other payments to such Selling Group Member; it is the sole and exclusive responsibility of the Dealer Manager for payment of such amounts to Selling Group Members.
In addition, notwithstanding the foregoing provisions of this Section 7, the Company reserves the right, in its sole discretion, to refuse to accept any or all Subscription Agreements tendered by the Dealer Manager and/or to terminate the Offering of the Shares at any time.
8.    Offering. The Offering of the Shares shall be at the offering price and upon the terms and conditions set forth in the Prospectus (including any amendments or supplements thereto) and the exhibits and appendices thereto.
9.    Conditions to Payment of Commissions, Allowances and Expense Reimbursements; Timing of Payment.
9.1    No selling commissions, dealer manager fees, Deferred Selling Commissions, wholesaler fees, allowances or expense reimbursements or other compensation will be payable with respect to any Subscription Agreements that are rejected by the Company, or if the Company terminates the Offering for any reason whatsoever. No selling commissions, dealer manager fees, Deferred Selling Commissions, wholesaler fees, allowances, expense reimbursements or other compensation will be payable to the Dealer Manager with respect to any sale of the Shares by the Dealer Manager unless and until such time as the Company has received the total proceeds of any such sale and the Company has accepted the Subscription Agreement of such subscriber.
9.2    Except as provided in Section 17, all other expenses incurred by the Dealer Manager in the performance of the Dealer Manager’s obligations hereunder, including, but not limited to, expenses related to the Offering of the Shares and any attorneys’ fees, shall be at the Dealer Manager’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.
9.3    Upon the satisfaction of the conditions to payment described in Section 9.1 above, the Advisor will pay the applicable selling commissions and dealer manager fees weekly with respect to the sale of Shares by the Dealer Manager which closed during the immediately preceding week. Dealer Manager shall provide prompt written notice to the Company of any lower selling commissions and dealer manager fees negotiated as described in Sections 7.1 and 7.2 herein, and Dealer Manager agrees to promptly return to the Advisor any selling commissions and dealer manager fees received by the Dealer Manager in excess of any applicable negotiated amounts.
10.    Indemnification by the Company.
10.1    To the extent permitted by the Company’s charter and the provisions of Article II.G of the NASAA Guidelines, and subject to the conditions and limitations set forth below, the Company, with respect to the Offering, agrees to indemnify and hold harmless the Dealer Manager and the Selling Group Members and their respective officers, directors and each person, if any, who controls such person within the meaning of Section 15 of the Securities Act (collectively, the “DMSG Parties”) against any and all loss, liability, claim, damage and expense whatsoever (“Loss”) arising out of or based upon:
10.1.1    Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus (each as from time to time amended and supplemented), or in any blue sky application or other document executed by the Company and filed in any jurisdiction in order to qualify the Shares under or exempt the Offering of the Shares from the registration or qualification requirements of the securities laws thereof (“Blue Sky Application”) or Authorized Sales Materials, unless any of the DMSG Parties know such statement to be untrue;
10.1.2    The omission or alleged omission from the Registration Statement or Prospectus (each as from time to time amended and supplemented), any Blue Sky Application or Authorized Sales Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless any of the DMSG Parties know such statement to be untrue;
10.1.3    Any verbal or written representations made in connection with the Offering by the Company in violation of the Securities Act, or any other applicable federal or state securities laws and regulations; or
10.1.4    The breach by the Company of any term, condition, representation, warranty or covenant in this Agreement.
10.2    If any action is brought against any of the DMSG Parties in respect of which indemnity may be sought hereunder, the Dealer Manager or the Selling Group Members, as the case may be, shall promptly notify the Company in writing of the institution of such action, and the Company shall assume the defense of such action; provided, however, that the failure to notify the Company shall not affect the provisions in this Section 10 except to the extent such failure to notify the Company has a material and adverse effect on the defense of such claims. The affected DMSG Parties shall have the right to employ counsel in any such case. The reasonable fees and expenses of such counsel shall be at the Company’s expense and authorized in writing by the Company, provided that the Company will not be obligated to pay for legal fees and expenses for more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions.
10.3    The Company agrees to promptly notify the Dealer Manager of the commencement of any litigation or proceedings against the Company or any of its managers, members, partners, officers or employees in connection with the Offering.
10.4    The indemnity provided to the DMSG Parties pursuant to this Section 10 shall not apply to the extent that any Loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Dealer Manager or Selling Group Member or any agent of the Dealer Manager or Selling Group Member, or any omission or alleged omission of a material fact required to be disclosed by the Dealer Manager or the Selling Group Member or any agent of the Dealer Manager or the Selling Group Member, and, further, shall not apply in any case if it is determined that the Dealer Manager or Selling Group Member was at fault in connection with the Loss.
10.5    The foregoing indemnity provided to the DMSG Parties pursuant to this Section 10 is subject to the further condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in the Prospectus (or amendment or supplement thereto) that was eliminated or remedied in any subsequent amendment or supplement thereto, such indemnity agreement shall not inure to the benefit of any DMSG Party from whom the person asserting any Losses purchased the Shares that are the subject thereof, if a copy of the Prospectus as so amended or supplemented was not sent or given to such person at or prior to the time the subscription of such person was accepted by the Company, but only if a copy of the Prospectus as so amended or supplemented had been supplied to the Dealer Manager or the Selling Group Member prior to such acceptance.

11.    Indemnification by the Dealer Manager.
11.1    Subject to the conditions set forth below, the Dealer Manager agrees to indemnify and hold harmless the Company, the Advisor and the Selling Group Members and their respective officers, directors (including any person named in the Registration Statement, with his or her consent, as about to become a director), each other person who has signed the Registration Statement, and each person, if any, who controls the Company, the Advisor or the Selling Group Members (collectively, the “CSGM Parties”), against any and all Loss arising out of or based upon:
11.1.1    Any verbal or written representations in connection with the Offering made by the Dealer Manager or its representatives in violation of the Securities Act or the rules and regulations promulgated thereunder, or any other applicable federal or state securities laws and regulations;
11.1.2    Any use of sales literature not authorized and approved by the Company, any use of “broker-dealer use only” materials with members of the public by the Dealer Manager in the offer and sale of Shares, or use of any sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction;
11.1.3    The Dealer Manager’s failure to comply with any of the applicable provisions of the Securities Act, the Exchange Act, or the rules and regulations promulgated under both such acts, the applicable requirements and rules of FINRA, or any other applicable federal or state laws, rules or regulations; or
11.1.4    The breach by the Dealer Manager of any term, condition, representation, warranty, or covenant of this Agreement.
11.2    If any action is brought against the CSGM Parties in respect of which indemnity may be sought hereunder, the Company or the Selling Group Members shall promptly notify the Dealer Manager in writing of the institution of such action, and the Dealer Manager shall assume the defense of such action; provided, however, that the failure to notify the Dealer Manager shall not affect the provisions in this Section 11 except to the extent such failure to notify the Dealer Manager has a material and adverse effect on the defense of such claims. The affected CSGM Parties shall have the right to employ counsel in any such case. The reasonable fees and expenses of such counsel shall be at the Dealer Manager’s expense and authorized in writing by the Dealer Manager, provided that the Dealer Manager will not be obligated to pay for legal fees and expenses for more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions.
11.3    The Dealer Manager agrees to promptly notify the Company of the commencement of any litigation or proceedings against the Dealer Manager or any of its managers, members, partners, officers or employees in connection with the Offering.
11.4    The indemnity provided to the Company and the Advisor pursuant to this Section 11 shall not apply to the extent that any Loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Company or the Advisor or any agent of the Company (other than the Dealer Manager), or any omission or alleged omission of a material fact required to be disclosed by the Company or the Advisor or any agent of the Company or the Advisor (other than the Dealer Manager).
11.5    The indemnity provided to the Selling Group Member pursuant to this Section 11 shall not apply to the extent that any Loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Selling Group Member or any agent of the Selling Group Member, or any omission or alleged omission of a material fact required to be disclosed by the Selling Group Member or any agent of the Selling Group Member.
12.    Indemnification by the Selling Group Member.
12.1    Subject to the conditions set forth below, each Selling Group Member agrees to indemnify and hold harmless the Company, the Advisor and the Dealer Manager and their respective officers, directors (including any person named in the Registration Statement, with his or her consent, as about to become a director), each other person who has signed the Registration Statement, and each person, if any, who controls the Company, the Advisor or the Dealer Manager (the “CMBD Parties”), against any and all Loss arising out of or based upon:
12.1.1    Any verbal or written representations in connection with the Offering made by such Selling Group Member, its employees or affiliates in violation of the Securities Act or the rules and regulations promulgated thereunder, or any other applicable federal or state securities laws and regulations;
12.1.2    Any use of sales materials or use of unauthorized verbal representations by such Selling Group Member, its employees or affiliates concerning the Offering in violation of the Soliciting Dealer Agreement or otherwise;
12.1.3    Such Selling Group Member’s failure to comply with any of the applicable provisions of the Securities Act, the Exchange Act, or the rules and regulations promulgated under both such acts, the applicable requirements and rules of FINRA, or any other applicable federal or state laws, rules or regulations;
12.1.4    The breach by such Selling Group Member of any term, condition, representation, warranty, or covenant of the Soliciting Dealer Agreement; or
12.1.5    The failure by any Subscriber of a Share to comply with the Investor suitability requirements set forth in the section captioned “Suitability Standards” in the Prospectus.
12.2    If any action is brought against the CMBD Parties in respect of which indemnity may be sought hereunder, the Company or the Dealer Manager shall promptly notify the applicable Selling Group Member in writing of the institution of such action, and the Selling Group Member shall assume the defense of such action; provided, however, that the failure to notify the Selling Group Member shall not affect the provisions in this Section 12 except to the extent such failure to notify the Selling Group Member has a material and adverse effect on the defense of such claims. The affected CMBD Parties shall have the right to employ counsel in any such case. The reasonable fees and expenses of such counsel shall be at such Selling Group Member’s expense and authorized in writing by such Selling Group Member, provided that such Selling Group Member will not be obligated to pay for legal fees and expenses for more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions.
12.3    The Selling Group Member agrees to promptly notify the Company and the Dealer Manager of the commencement of any litigation or proceedings against the Selling Group Member or any of the Selling Group Member’s officers, directors, partners, affiliates or agents in connection with the Offering.
12.4    The indemnity provided to the Dealer Manager pursuant to this Section 12 shall not apply to the extent that any Loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Dealer Manager or any agent of the Dealer Manager, or any omission or alleged omission of a material fact required to be disclosed by the Dealer Manager or any agent of the Dealer Manager.
12.5    The indemnity provided to the Company pursuant to this Section 12 shall not apply to the extent that any Loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Company or any agent of the Company (other than the Dealer Manager), or any omission or alleged omission of a material fact required to be disclosed by the Company or any agent of the Company (other than the Dealer Manager).
13.    Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to Sections 10, 11 and 12 is for any reason held to be unavailable from the Company, the Dealer Manager or the Selling Group Members, as the case may be, the Company, the Dealer Manager and the Selling Group Members shall contribute to the aggregate Loss, liabilities, claims, damages and expenses (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in the case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Company, the Dealer Manager and the Selling Group Members and their respective owners, managers, members, trustees, partners, directors, officers, employees, agents, attorneys and accountants in connection with the events described in Sections 10, 11 and 12, as the case may be, which resulted in such Loss, liabilities, claims, damages or expenses, as well as any other equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Dealer Manager and the Selling Group Members and their respective owners, managers, members, trustees, partners, directors, officers, employees, agents, attorneys and accountants and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement. The parties and any person who controls the Company or the Dealer Manager shall also have rights to contribution under this Section 13.
14.    Compliance. All actions, direct or indirect, by the Dealer Manager and its agents, members, employees and affiliates, shall conform to (i) requirements applicable to broker-dealers under federal and applicable state securities laws, rules and regulations, and (ii) applicable requirements and rules of FINRA.
15.    Privacy Act. To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.
15.1    Customer Information. “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. Customer Information shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).
15.2    Usage and Nondisclosure. The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to the Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.
15.3    Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.
15.4    Survivability. The provisions of this Section 15 shall survive the termination of this Agreement.
16.    Survival of Provisions.
16.1    Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall be deemed to be representations, warranties and agreements at and through the termination of the Offering, and such representations, warranties and agreements by the Dealer Manager or the Company, including the indemnity agreements contained in Sections 10, 11 and 12 and the contribution agreements contained in Section 13 shall remain operative and in full force and effect regardless of any investigation made by the Dealer Manager, the Company and/or any controlling person, and shall survive the sale of, and payment for, the Shares.
16.2    The respective agreements and obligations of the Company and the Dealer Manager set forth in Sections 6.1, 6.4, 6.6, 6.7, 10 through 13, 16, 17, 18 through 31 of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.
17.    Costs of Offering. Except for the compensation payable to the Dealer Manager described in Section 7, which are the sole obligations of the Advisor, the Dealer Manager will pay all of its own costs and expenses, including, but not limited to, all expenses necessary for the Dealer Manager to remain in compliance with any applicable federal, state or FINRA laws, rules or regulations in order to participate in the Offering as a broker-dealer, and the fees and costs of the Dealer Manager’s counsel. The Advisor agrees to pay all other expenses incident to the performance of its obligations hereunder, including all expenses of the Company incident to filings with federal and state regulatory authorities and to the exemption of the Shares under federal and state securities laws, including fees and disbursements of the Company’s counsel, and all costs of reproduction and distribution of the Prospectus and any amendment or supplement thereto.
18.    Termination.
18.1    Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. If not sooner terminated, the Dealer Manager’s agency and this Agreement shall terminate upon termination of the Offering Period without obligation on the part of the Dealer Manager, the Advisor or the Company, except as set forth in this Agreement. Such termination shall not affect the indemnification agreements set forth in Sections 10, 11 and 12 or the contribution agreements set forth in Section 13 or the other sections referenced in Section 16.2 herein. Upon the expiration or earlier termination of this Agreement, the Dealer Manager will use reasonable efforts to cooperate with the Company and any other party that may be necessary to accomplish an orderly transfer and transfer to a successor dealer manager of the operation and management of the services the Dealer Manager is providing to the Company under this Agreement, provided that the Company shall not be in material breach or default of this Agreement. The Dealer Manager will not be entitled to receive any additional payment in connection with the efforts described in the foregoing sentence.
18.2    Upon termination of this Agreement, (a) the Company shall pay to the Dealer Manager all accrued amounts payable under Section 7 hereof at such time as such amounts become payable and (b) the Dealer Manager shall promptly deliver to the Company all records and documents in its possession that relate to the Offering and that are not designated as “dealer” copies.
18.3    The term of this Agreement shall be extended to cover offerings of shares of the Company’s common stock pursuant to the DRP which are offered pursuant to one or more additional registration statements (each, a “DRP Registration Statement”) and prospectus contained therein.  Upon the effectiveness of any such DRP Registration Statement, this Agreement shall automatically be deemed to cover the offering of such DRP shares, and the terms “Shares,” “Offering,” “Registration Statement” and “Prospectus” set forth herein shall be deemed to include the newly registered DRP shares, the DRP Registration Statement and the prospectus contained in the DRP Registration Statement, as applicable, as such DRP Registration Statement and prospectus may be amended or supplemented from time to time.
19.    Governing Law. This Agreement shall be governed by, subject to and construed in accordance with, the laws of the State of Utah without regard to conflict of law provisions.
20.    Dispute Resolution. Any controversy arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Salt Lake County, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he desires that a matter be arbitrated. If the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Salt Lake County office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney’s fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by him or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each party shall be entitled to discovery. Any action not resolved pursuant to the foregoing shall be brought only in a court of competent jurisdiction located in Salt Lake County, Utah.
21.    Severability. If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.
22.    Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original, and together which shall constitute one and the same instrument.
23.    Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.
24.    Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to the Dealer Manager, shall be mailed or delivered to Orchard Securities,

LLC, 365 Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, if sent to the Company shall be mailed or delivered to Cottonwood Communities, Inc., 6340 South 3000 East, Suite 500, Salt Lake City, UT 84121, if sent to the Advisor shall be mailed or delivered to CC Advisors III, LLC, 6340 South 3000 East, Suite 500, Salt Lake City, UT 84121. The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.
25.    Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the persons referred to in Sections 10, 11, 12 and 13, their respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.
26.    Delay. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.
27.    Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.
28.    Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.
29.    Confirmation. The Company agrees to confirm all orders for purchase of Shares that are accepted by the Company and provide such confirmation to the Dealer Manager and the Selling Group Members. To the extent practicable and permitted by law, all such confirmations may be provided electronically.
30.    Due Diligence. The Company will authorize a collection of information regarding the Offering (the “Due Diligence Information”), which collection the Company may amend and supplement from time to time, to be delivered by the Dealer Manager to the Selling Group Members (or their agents performing due diligence) in connection with their due diligence review of the Offering. In the event a Selling Group Member (or its agent performing due diligence) requests access to additional information or otherwise wishes to conduct additional due diligence regarding the Offering, the Company and the Dealer Manager will reasonably cooperate with such Selling Group Member to accommodate such request. All Due Diligence Information received by the Dealer Manager and/or the Selling Group Members in connection with their due diligence review of the Offering are confidential and shall be maintained as confidential and not disclosed by the Dealer Manager or the Selling Group Members except to the extent such information is disclosed in the Prospectus.
31.    Submission of Orders.
31.1    The Dealer Manager will require in its agreements with each Selling Group Member that each Selling Group Member will instruct those persons who purchase Shares to make their checks payable to the Company. The Dealer Manager and each Selling Group Member will return any check it receives not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer Manager or Selling Group Member that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:
31.2    Where, pursuant to the Selling Group Member’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Selling Group Member for deposit to the Company or its agent.
31.3    Where, pursuant to the Selling Group Member’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Selling Group Member to the office of the Selling Group Member conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office transmit such checks for deposit to the Company or its agent.
31.4    Where the Dealer Manager receives investor proceeds, checks will be transmitted by the end of the next business day following receipt by the Dealer Manager for deposit to the Company or its agent.

If the foregoing correctly sets forth the understanding between the Dealer Manager, the Company and the Advisor, please so indicate in the space provided below for that purpose, and return one of the signed copies of this letter agreement to the Company whereupon this letter agreement shall constitute a binding agreement among us.
Very truly yours,

COTTONWOOD     COMMUNITIES, INC., a Maryland
corporation

By:     /s/ Gregg Christensen
Gregg Christensen, Chief Legal Officer

AGREED AND ACCEPTED:

ORCHARD SECURITIES, LLC, a Utah limited liability company

By:    /s/ Kevin Bradburn

Its:    President

Commission checks to be sent to:

Name:        Orchard Securities, LLC
Address:    365 Garden Grove Lane, Suite 100
Pleasant Grove, Utah 84062

CC ADVISORS III, LLC, a Delaware limited liability company

By:    /s/ Gregg Christensen
Gregg Christensen
Chief Legal Counsel

EXHIBIT A

ORCHARD SECURITIES, LLC
365 GARDEN GROVE LANE, SUITE 100
PLEASANT GROVE, UTAH 84062

FORM OF SOLICITING DEALER AGREEMENT
for Shares in
Cottonwood Communities, Inc.

_____________, 20____

Ladies and Gentlemen:
The undersigned, Orchard Securities, LLC, a Utah limited liability company (the “Dealer Manager”), has entered into an agreement (the “Dealer Manager Agreement”) with Cottonwood Communities, Inc., a Maryland corporation (the “Company”) and CC Advisor III, LLC, a Delaware limited liability company (the “Advisor”) for the sale to the public (the “Offering”) of up to $750,000,000 in Class A shares and Class T shares of common stock (the “Shares”) of the Company pursuant to a primary offering (the “Primary Offering”) and the Company’s distribution reinvestment plan (“DRP”), pursuant to which the Dealer Manager has agreed to use its best efforts to form and manage, as the Dealer Manager, a group of securities dealers (the “Selling Group Members”) for the purpose of soliciting offers for the purchase of the Shares. The Dealer Manager Agreement is attached as Exhibit A. Terms used but not otherwise defined in this Soliciting Dealer Agreement (this “Agreement”) have the same meanings as set forth in the Dealer Manager Agreement. The Shares will be offered at the prices and upon the terms set forth in the Prospectus (as amended and supplemented from time to time).
You are invited to become a Selling Group Member and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find qualified investors (the “Investors”) for the Shares. By your acceptance of this Agreement, you will become one of the Selling Group Members and will be entitled to and subject to the indemnification and contribution provisions contained in the Dealer Manager Agreement, including the provisions of the Dealer Manager Agreement wherein the Selling Group Members severally agree to indemnify and hold harmless the Company, the Advisor and the Dealer Manager for certain actions.
1.    Selling Group Member Representations, Covenants and Agreements.
1.1    You hereby confirm that you (i) are a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (ii) are qualified and duly registered to act as a broker-dealer within all states in which you will sell the Shares, (iii) are a broker-dealer duly registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) will maintain all such registrations and qualifications in good standing for the duration of your involvement in the Offering. You agree to immediately notify the Dealer Manager if you cease to be a member of FINRA in good standing.
1.2    You hereby agree to solicit, as an independent contractor, and not as the Dealer Manager’s agent, or as an agent of the Company or its affiliates, persons acceptable to the Company to purchase the Shares pursuant to the suitability standards set forth in the Prospectus, the Subscription Agreement in the form filed as an appendix to the Prospectus (the “Subscription Agreement”), and in

accordance with the other terms of the Prospectus, and to diligently make inquiries as required by this Agreement, the Prospectus or applicable law with respect to prospective Investors in order to ascertain whether a purchase of the Shares is suitable for the Investor. No Subscription Agreement shall be effective unless and until accepted by the Company, it being understood that the Company may accept or reject any Investor in its sole discretion and that the Company may terminate the Offering at any time for any reason
1.3    You understand that the offering of Shares is made on a “best-efforts” basis, as described in the Prospectus.
1.4    You agree that before participating in the Offering, you will have reasonable grounds to believe, based on information made available to you by the Dealer Manager and/or the Company through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Company and the Shares.
1.5    You agree not to execute any transaction in which an Investor invests in the Shares in a discretionary account without prior written approval of the transaction by the Investor and the Dealer Manager.
1.6    You agree to comply in all respects with the purchase procedures and plan of distribution set forth in the Prospectus. Further, you agree that although you may receive due diligence regarding the Offering from the Company in electronic form, you will not distribute to any prospective Investor or any other person any such due diligence material.
1.7    All subscriptions solicited by you will be strictly subject to confirmation by the Dealer Manager and acceptance thereof by the Company. Investors shall complete and execute a Subscription Agreement to subscribe for the purchase of Shares. The Company reserves the right in its absolute discretion to reject any such subscription and to accept or reject subscriptions in the order of their receipt by the Company, as appropriate or otherwise. Neither you nor any other person is authorized to, and neither you nor any of your employees, agents or representatives shall give any information or make any representation (written or oral) other than those contained in the Prospectus or in any Authorized Sales Materials furnished by the Dealer Manager or the Company for use in making solicitations in connection with the offer and sale of the Shares.
1.8    Upon authorization by the Dealer Manager, you may offer the Shares at the Offering price set forth in the Prospectus, subject to the terms and conditions thereof.
1.9    The Dealer Manager will provide you with such number of copies of the Prospectus as you may reasonably request. You will be solely responsible for correctly placing orders of such materials, and will reimburse the Dealer Manager for any costs incurred in connection with unreasonable or mistaken orders. The Dealer Manager also understands that the Company may provide you with certain Authorized Sales Materials to be used by you in connection with the solicitation of purchases of the Shares. You will deliver a copy of the Prospectus, including any amendments and supplements thereto, as required by the Securities Act, the Exchange Act and the rules and regulations promulgated under both such acts. You agree that (a) you will deliver a copy of the Prospectus as amended and supplemented to each Investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an Investor and (b) you will not use any Authorized Sales Materials in connection with the solicitation or purchase of the Shares unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future.

1.10    The Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering. The Dealer Manager shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it in this Agreement. Nothing contained in this Section is intended to operate as, and the provisions of this Section shall not constitute a waiver by you, of compliance with any provision of the Securities Act, the Exchange Act, other applicable federal law, applicable state law or of the rules and regulations thereunder.
1.11    You agree that you will offer the Shares (both at the time of an initial subscription and at the time of any additional subscription, including enrollments and increased participations in the DRP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus as amended or supplemented or in any suitability letter or memorandum sent to you by the Company or the Dealer Manager. Nothing contained in this Section 1.11 shall be construed to relieve you of your suitability obligations under FINRA Rule 2111 or FINRA Rule 2310.
1.12    You will limit the offering of the Shares to persons whom you have reasonable grounds to believe, and in fact believe, meet the financial suitability and other Investor requirements set forth in the Prospectus.
1.13    You will immediately bring to the attention of the Company and the Dealer Manager any circumstance or fact which causes you to believe the Prospectus, or any other Authorized Sales Materials distributed pursuant to the Offering, may be inaccurate or misleading.
1.14    You agree that in recommending to an Investor the purchase or sale of the Shares, you shall have reasonable grounds to believe, on the basis of information obtained from the prospective Investor concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by you, that:
1.14.1    The prospective Investor meets the Investor suitability requirements set forth in the Registration Statement and the acquisition of Shares is otherwise a suitable investment for such Investor as may be required by all applicable laws, rules and regulations;
1.14.2    The prospective Investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the Registration Statement;
1.14.3    The prospective Investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares, including, but not limited to, the total loss of the investment, lack of liquidity and other risks described in the Registration Statement;
1.14.4    The prospective Investor will be acquiring the Shares for investment and not with a view a toward distribution; and
1.14.5    An investment in the Shares is otherwise suitable for the prospective Investor.
1.15    You agree to keep records in compliance with the requirements imposed by (i) federal and state securities laws and the rules and regulations thereunder, (ii) the applicable rules of FINRA and (iii) the Statement of Policy regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”). You agree to retain in your records and make available to the Dealer Manager and to the Company, for a period of at least 6 years following the termination of the Offering, information establishing that (i) each person who purchases the Shares pursuant to a

Subscription Agreement solicited by you is within the permitted class of Investors under the requirements of the jurisdiction in which such Investor is a resident, (ii) each person met the financial qualifications and suitability requirements imposed upon the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the DRP) set forth in the Prospectus and the Subscription Agreement and (iii) each person is suitable for such investment and the basis on which such suitability determination was made. You also agree to make your records regarding suitability available to representatives of the SEC and FINRA and applicable state securities administrators upon the Dealer Manager’s request.
1.16    You agree that before executing a purchase transaction in the Shares, you will inform the prospective Investor and his or her purchaser representative, if any, of all pertinent facts relating to the liquidity and marketability of the Shares, as appropriate, during the term of the investment.
1.17    You hereby undertake and agree to comply with all obligations applicable to you as set forth in FINRA rules, including, but not limited to, any new suitability and filing requirements.
1.18    You will not offer Shares in any jurisdiction unless and until (a) you have been advised in writing by the Company or the Dealer Manager that the Shares are either registered in accordance with, or exempt from, the securities laws of such jurisdiction and (b) you have all required licenses and registrations to offer Shares in that jurisdiction.
1.19    You agree not to rely upon the efforts of the Dealer Manager in (i) performing due diligence related to the Company (including its members, managers, officers, directors, employees, and affiliates), the Shares, or the suitability thereof for any Investors and (ii) determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal law, state law and/or FINRA. You further agree that you are solely responsible for performing adequate due diligence, and you agree to perform adequate due diligence as required by federal law, state law, and/or FINRA.
1.20    You will refrain from making any representations to any prospective Investor other than those contained in the Prospectus, and will not allow any other written materials to be used to describe the potential investment to prospective Investors other than the Prospectus or Authorized Sales Materials prepared by the Company and distributed by the Dealer Manager for use in making solicitations in connection with the offer and sale of the Shares.
1.21    You will refrain from distributing any material to prospective Investors that is marked “Financial Advisor Use Only” or “Broker-Dealer Use Only,” or any other due diligence material related to the Offering received by you. You agree that you will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to you by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. You agree that you will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to you by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company.
1.22    You agree to furnish a copy of the Prospectus (as amended and supplemented) required for compliance with the provisions of federal and state securities laws and the rules and regulations thereunder, including Rule 15c2-8 under Exchange Act. Regardless of the termination of this Agreement, you will deliver a Prospectus (as amended and supplemented) in transactions in the Shares for a period of

90 days from the effective date of the Registration Statement or such other period as may be required by the Exchange Act or the rules and regulations thereunder.
1.23    [Intentionally omitted].
1.24    You will provide the Dealer Manager with such information relating to the offer and sale of the Shares by you as the Dealer Manager may from time to time reasonably request.
The representations and warranties made in this Section 1 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties becomes untrue, the Selling Group Member will immediately notify the Dealer Manager in writing of the fact which makes the representation or warranty untrue.
2.    Submission of Orders.
Those persons who purchase Shares will be instructed by the Selling Group Member to make their checks payable to the Company. The Selling Group Member will return any check it receives not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Selling Group Member that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:
Where, pursuant to the Selling Group Member’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Selling Group Member for deposit to the Company or its agent.
Where, pursuant to the Selling Group Member’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Selling Group Member to the office of the Selling Group Member conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office transmit such checks for deposit to the Company or its agent.
3.    Compensation. Subject to certain conditions, and in consideration of your services hereunder, except as otherwise provided in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Dealer Manager will pay you sales commissions, marketing allowances and Deferred Selling Commissions, as applicable, as follows to the extent you are authorized to participate in the distribution of the Class A shares and/or Class T shares, as applicable, as set forth on Schedule 1 hereto:
3.1    You will receive a selling commission up to 6.0% of the purchase price of the Class A Primary Sales by you and up to 3.0% of the purchase price of the Class T Primary Sales by you (the above being referred to as the “Commissions”).
3.2    You will receive a non-accountable marketing and due diligence allowance of 1% of the purchase price of the Primary Sales by you (the “Allowances”), which Allowances will be reallowed by the Dealer Manager from the dealer manager fees received by the Dealer Manager on the Primary Sales by you.
3.3    To the extent you have elected to participate in the distribution of Class T shares, you will receive Deferred Selling Commissions as set forth in this Section 3 and Schedule 1 hereto.

3.4    Payment of the Commissions, the Allowances and the Deferred Selling Commissions shall be subject to the following conditions:
(a)    No Commissions, Allowances or Deferred Selling Commissions will be payable with respect to any Subscription Agreements that are rejected by the Company or the Dealer Manager, or if the Company terminates the Offering for any reason whatsoever. No Commissions, Allowances or Deferred Selling Commissions will be payable to you with respect to any sale of the Shares by you unless and until such time as the Company has received the total proceeds of any such sale and the Company has accepted the Subscription Agreement of such subscriber.
(b)    No Commissions, Allowances or Deferred Selling Commissions will be payable to you with respect to any sale of the Primary Shares by you unless and until such time as the Dealer Manager has received the aggregate amount of sales commission, dealer manager fee or Deferred Selling Commission, as applicable, to which it is entitled.
3.5    You will not receive Commissions, Allowances or Deferred Selling Commissions in connection with any Shares sold pursuant to the DRP, and will not receive Deferred Selling Commissions in connection with sales of any Class A shares.
3.6    All other expenses incurred by you in the performance of your obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.
3.7    Once Commissions or Allowances become payable upon satisfaction of the conditions set forth in Section 3.4 above, they will be paid weekly with respect to the sale of Shares by the Dealer which closed during the immediately preceding week, after the Dealer Manager’s receipt of such Commissions or Allowances, as applicable, from the Advisor. Once Deferred Selling Commissions become payable upon satisfaction of the conditions set forth in Section 3.4 above and Schedule 1, they will be paid to you within 30 days after receipt by the Dealer Manager from the Advisor. You agree that, in the event any Commissions, Allowances or Deferred Selling Commissions have been paid to the Dealer Manager pursuant to the terms of the Dealer Manager Agreement, you will look solely to the Dealer Manager for payment of any Commissions, Allowances or Deferred Selling Commissions.
3.8    In the event that a purchase is revoked or rescinded, the Selling Group Member will be obligated to promptly return to the Dealer Manager any Commissions, Allowances or Deferred Selling Commissions previously paid to the Selling Group Member in connection with such purchase.
3.9    You agree that your compensation in connection to this Offering will be limited to the provisions of this Section 3 and Schedule 1. Furthermore, you agree not to charge a prospective Investor any fees in connection with this Offering.
3.10    You affirm that the Dealer Manager’s liability for Commissions, Allowances and Deferred Selling Commissions payable is limited solely to the proceeds of Commissions, Allowances and Deferred Selling Commissions receivable from the Advisor and you hereby waive any and all rights to receive payment of Commissions, Allowances and Deferred Selling Commissions due until such time as the Dealer Manager is in receipt of the Commission, Allowance and Deferred Selling Commission from the Advisor.
3.11    You acknowledge that the Company shall have no obligation, liability or responsibility whatsoever to pay any Commissions, Allowances or Deferred Selling Commissions in

connection with the sale of Shares, either directly to you or to the Dealer Manager. You shall not bring any action, suit or other proceeding against the Company or any of its assets with respect to any Commissions, Allowances or Deferred Selling Commissions in connection with the sale of Shares, including without limitation, any proceedings claiming nonpayment of Commissions, Allowances or Deferred Selling Commissions by the Advisor. You further acknowledge that the Advisor is not liable or responsible for the direct payment of Commissions, Allowances or Deferred Selling Commissions to you. You acknowledge that, if the Advisor pays Commissions, Allowances or Deferred Selling Commissions to the Dealer Manager, the Advisor is relieved of any obligation for Commissions, Allowances or Deferred Selling Commissions to you. The Advisor may rely on and use the preceding acknowledgment as a defense against any claim by you for Commissions, Allowances or Deferred Selling Commissions that the Advisor pays to Dealer Manager but that Dealer Manager fails to remit to you.
3.12    Notwithstanding anything herein to the contrary, you will not be entitled to receive any Commissions, Allowances, Deferred Selling Commissions or any other compensation which would cause the total aggregate amount of Commissions, Allowances, Deferred Selling Commissions and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all Selling Group Members to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering in the aggregate.
4.    Solicitation.
4.1    In connection with your participation in the offer and sale of Shares (including, without limitation all initial and additional subscriptions for Shares and any resales and transfers of Shares), you agree to comply with applicable requirements of (i) the Securities Act, the Exchange Act, and the rules and regulations promulgated under both such acts, (ii) applicable state securities laws and the published rules and regulations thereunder, (iii) the FINRA rules, (iv) all applicable rules and regulations relating to the suitability of investors, including, without limitation, the provisions of Article III.C. and III.E. of the NASAA Guidelines, (v) any other state and federal laws, rules and regulations applicable to the Offering, the sale of Shares or your activities pursuant to this Agreement and (vi) this Agreement and the Prospectus as amended and supplemented. In particular, you agree that you will not give any information or make any representations other than those contained in the Prospectus and in any Authorized Sales Materials furnished to you by the Dealer Manager or the Company for use in making solicitations in connection with the offer and sale of Shares. Further, with respect to any use by you of electronic delivery of offering documents or subscription agreements and electronic signatures, you agree to comply with the applicable requirements of the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017, as well as the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act referred to therein, each as may be amended from time to time, and you agree to execute and deliver to the Company the side letter attached as Schedule 2 of this Agreement and abide by the terms thereof.
4.2    You will conduct all solicitation and sales efforts in conformity with the Securities Act, and exemptions available under applicable state law and conduct reasonable investigation to ensure that all prospective Investors are not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable enabling legislation or other Executive Orders in respect thereof (such lists are collectively referred to as “Lists”) or (ii) owned or controlled by, nor act for or on behalf of, any person or entity on the Lists.
4.3    You agree to promptly provide to the Dealer Manager copies of any written or otherwise documented complaints from customers received by you relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by you).
5.    Offer and Sale Activities. It is understood that under no circumstances will you engage in any activities hereunder in any state other than those for which permission has been granted by the Dealer Manager to you, as evidenced by written acknowledgement by the Dealer Manager that such state has been cleared for offer and sale activity. It is further understood that you shall notify the Company of Subscription Agreements you receive within 2 business days of receipt so that the Company may make any required federal or state law filings.
6.    Relationship of Parties. Except as specifically set forth in Schedule 2 hereto, nothing contained herein shall be construed or interpreted to constitute the Selling Group Member as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager or the Company. The Dealer Manager shall be under no liability to make any payment to you except out of the funds received pursuant to the terms of the Dealer Manager Agreement as hereinabove provided, and the Dealer Manager shall not be under any liability for, or in respect of the value or validity of the Subscription Agreement, the Shares or the performance by anyone of any agreement on its part, or for, or in respect of any matter connected with this Agreement, except for lack of good faith by the Dealer Manager, and for obligations expressly assumed by the Dealer Manager in this Agreement.
7.    Indemnification and Contribution. You hereby agree and acknowledge that you shall be entitled to the rights, and be subject to the obligations and liabilities, of the indemnification and contribution provisions contained in the Dealer Manager Agreement, including without limitation, the provisions by which the Selling Group Members shall severally agree to indemnify and hold harmless the Company and the Dealer Manager and their respective owners, managers, members, trustees, partners, directors, officers, employees, agents, attorneys and accountants.
8.    Privacy Act. To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.
8.1    Customer Information. “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. Customer Information shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).
8.2    Usage and Nondisclosure. The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer

Information to the other party pursuant to this Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.
8.3    Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.
8.4    Survivability. The provisions of Section 7 and this Section 8 shall survive the termination of this Agreement.
9.    Survival of Provisions. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement and in the applicable provisions of the Dealer Manager Agreement shall be deemed to be representations, warranties and agreements at and through the Offering Period, and such representations, warranties and agreements by the Dealer Manager or the Selling Group Members, including the indemnity agreements contained in Sections 10, 11 and 12 of, and the contribution agreements contained in Section 13 of, the Dealer Manager Agreement, shall remain operative and in full force and effect regardless of any investigation made by the Dealer Manager, the Selling Group Members and/or any controlling person, and shall survive the sale of, and payment for, the Shares and the termination of this Agreement.
10.    Termination. The Selling Group Member will suspend or terminate the Offering upon request of the Company or the Dealer Manager at any time and will resume the Offering upon the subsequent request of the Company or the Dealer Manager. This Agreement may be terminated by the Dealer Manager or a Selling Group Member at any time upon 5 days’ written notice to the other party. If this Agreement is terminated the Selling Group Member is still obligated to fulfill its delivery requirements pursuant to Sections 1.9 and 1.22.
11.    Dealer Manager Obligations.
11.1    Notifications. The Dealer Manager shall provide prompt written notice to the Selling Group Members of any material changes to the Registration Statement that in its judgment could materially and adversely affect a Selling Group Member with respect to this Offering.
11.2    Records. The Dealer Manager shall retain in its records and make available to the Selling Group Members, for a period of at least 6 years following the termination of the Offering, any communications and information with respect to a prospective Investor that has otherwise not been provided to a Selling Group Member.
11.3    FINRA Rule 5110. The Dealer Manager has submitted to FINRA (or will submit no later than one business day after filing with or submitting to the SEC or any state securities commission or other regulatory authority) a copy of the documents to be filed pursuant to FINRA Rule 5110(b)(5) and the information specified in FINRA Rule 5110(b)(6); provided, however, any documents that are filed with the SEC through the SEC’s EDGAR System that are referenced in FINRA’s electronic filing system shall be treated as filed with FINRA (the “FINRA Filing”). No sales of Shares shall commence unless such documents and information have been filed with and reviewed by FINRA and FINRA has provided an opinion that it has no objections to the proposed underwriting and other terms and arrangements.

11.4    Confirmation. The Dealer Manager hereby acknowledges that it has assumed the duty to confirm on behalf of the Selling Group Members all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA and will comply with the applicable laws of such other jurisdictions to the extent that the Dealer Manager is advised of such laws in writing by the Selling Group Member.
12.    Governing Law. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Utah without regard to conflict of law provisions.
13.    Dispute Resolution. Any controversy arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Salt Lake County, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he desires that a matter be arbitrated. If the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Salt Lake County office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney’s fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by him or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each party shall be entitled to discovery. Any action not resolved pursuant to the foregoing shall be brought only in a court of competent jurisdiction located in Salt Lake County, Utah.
14.    Severability. If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.
15.    Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original, and together which shall constitute one and the same instrument.
16.    Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.
17.    Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, (i) if sent to the Dealer Manager, shall be mailed or delivered to Orchard Securities, LLC, 365 Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, (ii) if sent to the Company, shall be mailed or delivered to Cottonwood Communities, Inc., 6340 South 3000 East, Suite 500, Salt Lake City, Utah, 84121, or (iii) if sent to you, shall be mailed or delivered to you at your address set forth below. The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.
18.    Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the persons referred to in Sections 10, 11, 12 and 13 of the Dealer Manager Agreement and in Section 5 of the side letter attached as Schedule 2 to this Agreement, their respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.

19.    Delay. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any subsequent occurrence.
20.    Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.
21.    Entire Agreement. This Agreement, along with the Schedules attached hereto and the applicable provisions of the Dealer Manager Agreement, constitute the entire understanding between the parties hereto and supersede any prior understandings or written or oral agreements between them respecting the subject matter hereof.
22.    Anti-Money Laundering Compliance Programs. Each Selling Group Member’s acceptance of this Agreement constitutes a representation to the Dealer Manager that the Selling Group Member has established and implemented an anti-money laundering (“AML”) compliance program (“AML Program”), in accordance with FINRA Rule 3310 and Section 352 of the Money Laundering Abatement Act, the Bank Secrecy Act, as amended, and Section 326 of the Patriot Act of 2001, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Shares. In addition, the Selling Group Member represents that it has established and implemented a program (“OFAC Program”) for compliance with OFAC and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Dealer Manager at any time, the Selling Group Member hereby agrees to (i) furnish a copy of its AML Program and OFAC Program to the Dealer Manager for review and (ii) furnish a copy of the findings and any remedial actions taken in connection with the Selling Group Member’s most recent independent testing of its AML Program and/or its OFAC Program.
The parties acknowledge that for the purposes of the FINRA rules the Investors who purchase Shares through the Selling Group Member are “Customers” of the Selling Group Member and not the Dealer Manager. Nonetheless, to the extent that the Dealer Manager deems it prudent, the Selling Group Member shall cooperate with the Dealer Manager’s auditing and monitoring of the Selling Group Member’s AML Program and its OFAC Program by providing, upon request, information, records, data and exception reports, related to the Company’s investors introduced to, and serviced by, the Selling Group Member (the “Customers”). Such documentation could include, among other things: (i) copies of Selling Group Member’s AML Program and its OFAC Program; (ii) documents maintained pursuant to the Selling Group Member’s AML Program and its OFAC Program related to the Customers; (iii) any suspicious activity reports filed related to the Customers; (iv) audits and any exception reports related to the Selling Group Member’s AML activities; and (v) any other files maintained related to the Customers. In the event that such documents reflect, in the opinion of the Dealer Manager, a potential violation of the Dealer Manager’s obligations in respect of its AML or OFAC requirements, the Selling Group Member will permit the Dealer Manager to further inspect relevant books and records related to the Customers (with respect to the Offering) and/or the Selling Group Member’s compliance with AML or OFAC requirements. Notwithstanding the foregoing, the Selling Group Member shall not be required to provide to the Dealer Manager any documentation that, in the Selling Group Member’s reasonable judgment, would cause the Selling Group Member to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. The Selling Group Member hereby represents that it is currently in compliance with all AML rules and all OFAC requirements, specifically including, but not limited to, the

Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. The Selling Group Member hereby agrees, upon request by the Dealer Manager to (i) provide an annual certification to the Dealer Manager that, as of the date of such certification (A) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (B) it has continued to implement its AML Program and its OFAC Program and (C) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act and (ii) perform and carry out, on behalf of both the Dealer Manager and the Company, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.
23.    Due Diligence. Pursuant to the Dealer Manager Agreement, the Company will authorize a collection of information regarding the Offering (the “Due Diligence Information”), which collection the Company may amend and supplement from time to time, to be delivered by the Dealer Manager to the Selling Group Member (or their agents performing due diligence) in connection with its due diligence review of the Offering. In the event the Selling Group Member (or its agent performing due diligence) requests access to additional information or otherwise wishes to conduct additional due diligence regarding the Offering, the Company, the Company’s sponsor or the sponsor’s affiliates and the Dealer Manager will reasonably cooperate with the Selling Group Member to accommodate such request. All Due Diligence Information received by the Selling Group Member in connection with its due diligence review of the Offering is confidential and shall be maintained as confidential and not disclosed by the Selling Group Member, except to the extent such information is disclosed in the Registration Statement.
24.    Electronic Delivery of Information; Electronic Processing of Subscriptions. Pursuant to the Dealer Manager Agreement, the Company has agreed to confirm all orders for the purchase of Shares accepted by the Company. In addition, the Company, the Dealer Manager and/or third parties engaged by the Company or the Dealer Manager may, from time to time, provide to the Selling Group Member copies of investor letters, annual reports and other communications provided to the Company investors. The Selling Group Member agrees that, to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided to or from the Company, the Dealer Manager, the Selling Group Member and/or their agents or customers may be provided electronically, as a preference but not as a requirement. Notwithstanding the foregoing, the Selling Group Member is only authorized to electronically deliver the Prospectus and Authorized Sales Materials if the Selling Group Member has executed and delivered to the Company the side letter attached as Schedule 2 hereto and abides by the terms thereof.
With respect to Shares held through custodial accounts, the Selling Group Member agrees and acknowledges that to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided from the Company, the Dealer Manager and/or their agents to Company investors may be provided solely to the custodian that is the registered owner of the Shares, rather than to the beneficial owners of the Shares. In such case it shall be the responsibility of the custodian to distribute the information to the beneficial owners of Shares.
The Selling Group Member agrees and acknowledges that the Dealer Manager may, as a preference but not as a requirement, use an electronic platform to process subscriptions, including but not limited to the Depository Trust Company (DTC) model. If an electronic platform is used, the Selling Group Member agrees to cooperate with the processing of subscriptions through such an electronic platform if reasonably practical; provided, that the Selling Group Member is only authorized to utilize electronic signatures of subscription agreements if the Selling Group Member has executed and delivered to the Company the side letter attached as Schedule 2 hereto and abides by the terms thereof.

25.    Third Party Beneficiaries. The Company and its affiliates, successors and assigns shall be express third party beneficiaries of Section 1 of this Agreement.
26.    Successors and Assigns. No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Dealer Manager and Selling Group Member and their respective successors and permitted assigns.
Please confirm this Agreement to solicit persons to acquire the Shares on the foregoing terms and conditions by signing and returning the form enclosed herewith.
Very truly yours,

ORCHARD SECURITIES, LLC, a
Utah limited liability company

By:

Its:

Orchard Securities, LLC
365 Garden Grove Lane, Suite 100
Pleasant Grove, Utah 84062

Re:    Offering of Shares in Cottonwood Communities, Inc.
Ladies and Gentlemen:
The undersigned confirms its agreement to act as a Selling Group Member as referred to in the foregoing Soliciting Dealer Agreement, subject to the terms and conditions of such Agreement. The undersigned confirms that it is a member in good standing of the Financial Industry Regulatory Authority, Inc., and is qualified under federal law and the laws of the states in which sales are to be made by the undersigned to act as a Selling Group Member.

Dated: _____________________, 20__	(Print Name of Firm) By: (Authorized Representative) Address: Taxpayer Identification Number: Registered as broker-dealer in the following states:
☐ All States
☐ AL ☐ AK ☐ AZ ☐ AR ☐ CA ☐ CO ☐ CT ☐ DE ☐ DC ☐ FL ☐ GA ☐ HI ☐ ID
☐ IL ☐ IN ☐ IA ☐ KS ☐ KY ☐ LA ☐ ME ☐ MD ☐ MA ☐ MI ☐ MN ☐ MS ☐ MO
☐ MT ☐ NE ☐ NV ☐ NH ☐ NJ ☐ NM ☐ NY ☐ NC ☐ ND ☐ OH ☐ OK ☐ OR ☐ PA
☐ RI ☐ SC ☐ SD ☐ TN ☐ TX ☐ UT ☐ VT ☐ VA ☐ WA ☐ WV ☐ WI ☐ WY ☐ PR

Schedule 1
To Soliciting Dealer Agreement

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE SELLING GROUP MEMBER ELECTS TO PARTICIPATE IN THE DISTRIBUTION OF THE LISTED SHARE CLASS

5 Class A Shares    5 Class T Shares

Terms and Conditions of the Deferred Selling Commissions (Class T shares only).
The payment of the Deferred Selling Commission to Selling Group Member is subject to the terms and conditions set forth in the Soliciting Dealer Agreement between Dealer Manager and Selling Group Member, this Schedule 1 and the Prospectus as may be amended or supplemented from time to time. If Selling Group Member elects to sell Class T shares, eligibility to receive the Deferred Selling Commission with respect to the Class T shares sold by the Selling Group Member is conditioned upon the Selling Group Member acting as broker-dealer of record with respect to such Shares.
The Selling Group Member hereby represents by its acceptance of each payment of the Deferred Selling Commission that it complies with the above requirement. The Selling Group Member agrees to promptly notify the Dealer Manager if it is no longer the broker-dealer of record with respect to some or all of the Class T shares giving rise to such Deferred Selling Commissions.
Subject to the conditions described herein, the Dealer Manager will reallow to Selling Group Member the Deferred Selling Commission in an amount equal to 1.0% per annum of the per share estimated value of the Class T Primary Sales sold by Selling Group Member. To the extent payable, the Deferred Selling Commission will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Deferred Selling Commission, the Selling Group Member’s compliance with the listed conditions, and/or the portion retained by the Dealer Manager will be made by the Dealer Manager in its sole discretion.
Notwithstanding the foregoing, subject to the terms of the Prospectus, upon the date when the Dealer Manager is notified that the Selling Group Member is no longer the broker-dealer of record with respect to such Class T shares, then Selling Group Member’s entitlement to the Deferred Selling Commissions related to such Class T shares shall cease, and Selling Group Member shall not receive the Deferred Selling Commission for any portion of the month in which Selling Group Member is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T shares is made in connection with a change in the registration of record for such Class T shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then Selling Group Member shall be entitled to a pro rata portion of the Deferred Selling Commissions related to such Class T shares for the portion of the month for which Selling Group Member was the broker dealer of record.
Thereafter, such Deferred Selling Commissions may be reallowed to the then-current broker-dealer of record of the Class T shares if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Soliciting Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”) and such Soliciting Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Selling Group Member is not entitled to any Deferred Selling Commission with respect to Class A shares or any DRP shares. The Dealer Manager may also reallow some or all of the Deferred Selling Commission to other broker-dealers who provide services with respect to the Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.
The Advisor and the Dealer Manager will cease paying the Deferred Selling Commission with respect to individual Class T shares when they are no longer outstanding, including as a result of conversion to Class A shares and redemption and repurchase. Each Class T share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class A shares at the conversion rate set forth in the Prospectus on the earliest of (a) a listing of any Class A shares on a national securities exchange, (b) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets and (c) the last calendar day of the month in which the Company and the Dealer Manager, in conjunction with the Company’s transfer agent, determines that the total Deferred Selling Commissions paid with respect to the Class T shares held by such stockholder within such account equals or exceeds three percent of the aggregate purchase price of Class T shares held by such stockholder within such account and purchased in the primary offering (i.e., excluding Class T shares purchased through the distribution reinvestment plan). In addition, after termination of the primary portion of an Offering, the Advisor and the Dealer Manager will cease paying the Deferred Selling Commissions with respect to each Class T share sold in the primary portion of that Offering, on the date when, the Company, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred in connection with such Offering from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all sales of Primary Shares sold for the Company’s account in such Offering. Further, each such Class T share will automatically and without any action on the part of the holder thereof convert into a Class A share at the last calendar day of the month in which such determination is made.

Schedule 2
To Soliciting Dealer Agreement

___________, 2019

[name of soliciting dealer]
[address]
[address]

Re:	Cottonwood Communities, Inc.

Ladies and Gentlemen:

Reference is made to the Soliciting Dealer Agreement (the “Soliciting Dealer Agreement”) as of [insert date] among [name of soliciting dealer] (“you”) and Orchard Securities, LLC (the “Dealer Manager”), relating to your participation in the distribution of shares of Cottonwood Communities, Inc. (the “Company”). All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Soliciting Dealer Agreement.

You have indicated that you may wish to utilize electronic delivery with respect to the delivering of the Prospectus and Authorized Sales Materials and electronic signature with respect to a subscriber’s execution of a Subscription Agreement. In consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1.You will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures.

2.You will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement.

3.You will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures, as may be amended from time to time (the “Statement of Policy”). You will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy. You acknowledge that you are acting as an agent of the Company only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent your actions are in compliance with the Statement of Policy and the Soliciting Dealer Agreement.

4.You will also comply, as applicable, with the Electronic Signatures in the Global and National Commerce Act and the Uniform Electronic Transactions Act, to the extent applicable, as adopted in each applicable jurisdiction and any other applicable laws.

5.You agree to indemnify and hold harmless the Company, the Dealer Manager, the Advisor and each person who controls any of them within the meaning of either Section 15 of the Securities Act (collectively, the “Indemnitees”), from and against any and all loss, liability, claim, damage and expense

(including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, arising out of any breach of this agreement.

6.This agreement is for the benefit of each of the Indemnitees.

7.In consideration of the foregoing, the Company hereby agrees that it will not reject a subscription on account of an electronic signature if such signature was obtained in the manner set forth herein.

8.This agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to the choice-of-law principles thereof.

9.Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected or impaired in any way.

10.This agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

11.Sections 5, 6 and 8 through 11 shall survive termination of this agreement.

12.This agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

Very truly yours,

COTTONWOOD COMMUNITIES, INC.

By:
Name: Title:
Accepted as of the date hereof:

[NAME OF SOLICITING DEALER]

By:
Name: Title:

EXHIBIT A
DEALER MANAGER AGREEMENT